EXHIBIT 99.1

Fifth Street Finance Corp. Expands and Extends Maturity of Its Wells Fargo Credit Facility

WHITE PLAINS, N.Y., April 24, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) ("Fifth Street") announced today that it has received an additional $50 million commitment under its credit facility with Wells Fargo Bank, N.A., increasing the size of the facility from $100 million to $150 million. The accordion feature has been increased by $100 million and now allows for potential future expansion up to a total of $250 million. In addition, the amended facility now has a four-year maturity, extending the maturity date of the previous three-year facility to April 25, 2016. Pricing on the amended facility remains at LIBOR plus 2.75% per annum, with no LIBOR floor.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Alexander C. Frank, Chief Financial Officer
         Fifth Street Finance Corp.
         (914) 286-6855
         ir@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         CJP Communications
         (212) 279-3115 ext. 141
         CJP-FifthStreet@CJPCom.com